                             SCHEDULE 14A
                            (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.    )

Filed by the registrant [ X ]  File No. 0-14703
Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary proxy statement
[ X ] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            NBT BANCORP INC.
      ----------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                          KATHLEEN A. CALISHER
      ----------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)
[ X ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[   ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3)
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

[ X ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and indentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:  $125

  (2) Form, schedule or registration statement no.:  Preliminary Proxy
      Statement

  (3) Filing party:  Lawrence S. Lese

  (4) Date filed:  02/21/95

                            NBT BANCORP INC.


                NOTICE OF ANNUAL STOCKHOLDERS' MEETING

                                                        March 15, 1995

TO THE HOLDERS OF SHARES OF COMMON STOCK:

        NOTICE IS HEREBY GIVEN that pursuant to call of its Directors, the regular annual meeting of stockholders of NBT BANCORP INC. will be held at the Norwich Senior High School auditorium located at Midland Drive, Norwich, New York, on Saturday, April 22, 1995 at 11:00 a.m., for the purpose of considering and voting upon the following matters:

1. Election of Directors. To fix the number of directors at six and elect the candidates listed in the Proxy Statement dated March 15, 1995.

2. A resolution to increase the number of authorized shares of common stock to 12,500,000 and authorized shares of preferred stock to 2,500,000.

3. Ratification of the Board of Directors' action of the selection of independent public accountants for the year 1995.

4. A shareholder proposal to institute a salary and compensation ceiling for the CEO of the Company, WHICH IS OPPOSED BY THE BOARD OF DIRECTORS.

5. Transaction of such Other Business as may properly come before the Meeting or any adjournment thereof.


                                         By order of the Board of Directors


                                         Daryl R. Forsythe
                                         President and Chief Executive Officer


                                         Richard I. Linhart
                                         Vice President, Chief Financial
                                         Officer and Treasurer


        WE URGE YOU TO MARK, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE-WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. ALSO,
YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING OR IN OPEN MEETING UPON WRITTEN NOTIFICATION TO THE CHIEF EXECUTIVE OFFICER.

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   NBT BANCORP INC.
                                 52 South Broad Street
                                Norwich, New York 13815



        This Proxy Statement is being furnished by NBT Bancorp Inc. (the ``Company''), a Delaware corporation, to its stockholders, in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at 11:00 a.m., on April 22, 1995 (the ``Meeting''), at the Norwich Senior High School auditorium located at Midland Drive, Norwich, New York 13815, and at any adjournments thereof.

        In the course of discussions in this Proxy Statement of recommendations and solicitations of votes, the term ``Management'' refers to the Board of Directors of NBT Bancorp Inc., unless otherwise required by the context.

        The approximate date on which this Proxy Statement is first being sent or given to stockholders is March 15, 1995.

        A COPY OF FORM 10-K (ANNUAL REPORT) FOR 1994, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST TO RICHARD I. LINHART, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, NBT BANCORP INC., 52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815.

                                       PROXY STATEMENT

Voting, Proxy Solicitation and Revocation

        Your proxy is solicited by the Board of Directors for use at the Meeting.

        If the enclosed form of proxy is properly executed and returned prior to or at the Meeting, and is not revoked prior to or at the Meeting, all shares represented thereby will be voted at the Meeting as specified in the proxy by the persons designated therein. Shares represented by such returned, unrevoked proxies which are not marked ``AGAINST,'' ``ABSTAIN'' or ``WITHHELD'' will be voted ``FOR'' the election of the nominees, "FOR" the Company's proposal to increase the authorized stock of the Company, "FOR'' ratification of the Auditor, and "AGAINST" the stockholder proposal relating to executive compensation. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting, but will not be counted as voting with respect to any matter as to which the abstention or non-vote is indicated. The solicitation of proxies will be by mail, but proxies may also be solicited by telephone, telegraph or in person by officers and other employees of the Company. The entire cost of this solicitation will be borne by the Company. Should the Company, in order to solicit proxies, request the assistance of other banks, brokerage houses and other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding the proxies and proxy material to the beneficial owners of such shares. A stockholder may revoke his proxy by a later proxy or by delivery of notice of revocation to the Chief Executive Officer, in writing, at any time prior to the date and time of meeting or in open meeting. Attendance at the Meeting will not in and of itself revoke a proxy.

Shares Entitled to Vote

        The Board of Directors has fixed the close of business on March 3, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote at the Meeting 8,012,344 shares of Common Stock, no par value, stated value $1.00. Each of these outstanding shares is entitled to one vote at the Meeting for all items set forth in the Notice. Shares held by the Trust Division of The National Bank and Trust Company (``the Bank'') as Sole Trustee may not be voted in the election of directors, but may be voted on other matters.

Principal Beneficial Owners of Common Stock

        No individual or group of individuals owns of record, or is known to the Company to own beneficially, more than 5% of the Common Stock. However, Cede & Co., a nominee of the Depository Trust Company, held record ownership on behalf of various of its customers on December 31, 1994, of 2,246,986 shares, or 27.9%, of the outstanding shares. The names of the beneficial owners of the shares held by those stockholders are unknown to management. Furthermore, Drof & Company, a nominee for The National Bank and Trust Company Employee Stock Ownership Plan, held 547,251 shares or 6.8%, of the outstanding shares on December 31, 1994. These shares are voted by individual plan participants.

                                      PROPOSAL NUMBER 1

                                    Election of Directors

        The By-laws of the Company provide that the number of Directors authorized to serve until the next annual meeting of stockholders shall be the number designated, at the Annual Meeting and prior to the election of directors, by the stockholders entitled to vote for the election of directors at that meeting. The Board has proposed and is requesting the stockholders to approve its proposal that the number of directors of the Company be set at six. A total of four persons have been designated by the Board as nominees for election at this Meeting and are being presented to the stockholders for election.

        Nominations of candidates for election as directors of the Company must be made in writing and delivered to or received by the President of the Company within ten days after notice of any Stockholders' meeting called for the election of directors. Such notification shall contain the name and address of the proposed nominee, the principal occupation of the proposed nominee, the number of shares of Common Stock that will be voted for the proposed nominee by the notifying stockholder, including shares to be voted by proxy, the name and residence of the notifying stockholder and the number of shares of Common Stock beneficially owned by the notifying stockholder. The directors to be elected at the Meeting shall be determined by a plurality vote of the shares represented in person or by proxy, entitled to vote at the Meeting.

        No person shall be eligible for election or elected as a director who shall have attained the age of 72 years, except for Mr. Everett Gilmour who was granted an exception to age 75 by resolution of the Board of Directors amending the By-laws.

        Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting.

        The By-Laws of the Company permit the Board of Directors by a majority vote, between annual meetings of the stockholders, to increase the number of directors by not more than two members and to appoint qualified persons to fill the vacancies created thereby.

        The By-Laws of the Company provide for a classified Board of Directors. The Board is divided into three equal classes. Each class holds office for a term of three years, but only one class comes up for election each year (except in those cases where vacancies occur in other classes). The persons named below are being proposed as nominees for election as directors for terms expiring at the annual meeting to be held in 1997 and 1998, and until their successors are elected and qualify. The persons named in the enclosed proxy intend to vote for such nominees for election as directors, but if the nominees should be unable to serve, proxies will be voted for such substitute nominees as shall be designated by the Board of Directors to replace such nominees. It is believed that each nominee is available for election. The names of the nominees for election for the terms as shown and certain information as to each of them are as follows:

                                                                                            Number of
                                           Principal Occupation During                      Common Shares        Percent
                                           Past Five Years and Other             Director   Beneficially Owned   of Shares
Name                       Date of Birth   Directorships (a)                     Since      on 12/31/94          Outstanding
- - - ----                       -------------   ---------------------------           --------   --------------       -----------
Election of Directors for terms expiring in 1998:
- - - -------------------------------------------------
Daryl R. Forsythe          08/02/43        President & CEO of NBT Bancorp        1992        2,710 (1)             *
                                             Inc., since January 1995                        8,066 (2)             .10%
                                           President & CEO of The                              890 (2)(b)          *
                                             National Bank and Trust Co.,
                                             since January 1995
                                           Vice President and General
                                             Manager---Simmonds Precision
                                             Engine Systems, a subsidiary
                                             of BF Goodrich Aerospace for more
                                             than 5 years previous thereto
                                           Director of The National Bank
                                             and Trust Co. since 1988

Everett A. Gilmour         05/22/21        Chairman of NBT Bancorp Inc.,         1986       53,283 (1)             .66%
                                             beginning January 1995                          2,529 (2)             *
                                           Retired Chairman of NBT                           1,485 (2)(b)          *
                                             Bancorp Inc. for more than
                                             5 years previous thereto
                                           Directorships:
                                             Security Mutual Life
                                              Ins.Co. of NY;
                                             Preferred Mutual Ins. Co.(c);
                                             Deposit Telephone Co.;
                                             NYS Electric & Gas Co.;
                                             Delaware Otsego Corp.;
                                             The National Bank
                                              and Trust Co. since 1962

Election of Directors for terms expiring in 1997:
- - - -------------------------------------------------
Andrew S. Kowalczyk, Jr.   09/27/35        Partner-Kowalczyk, Tolles,            1994        1,423 (1)             *
                                             Deery & Soja, attorneys
                                           Director of The National
                                             Bank and Trust Co. since 1994

John C. Mitchell           05/07/50        President and CEO---                  1994        4,805 (1)             *
                                             I.L. Richer Co. (agri. business)                2,046 (2)(b)          *
                                           Directorships:
                                             Preferred Mutual Ins. Co.;
                                             The National Bank
                                              and Trust Co. since 1993

Directors with terms expiring in 1996:
- - - --------------------------------------
Peter B. Gregory           05/07/35        Retired Dentist                       1987       44,394 (1)             .55%
                                           Director of The National Bank                   6,238 (1)(b)          *
                                             and Trust Co. since 1978                       15,158 (2)(b)          .19%

Paul O. Stillman           01/15/33        Chairman, President & CEO---          1986       13,990 (1)             .17%
                                             Preferred Mutual Ins. Co., Inc. (c)               365 (2)(b)          *
                                           Directorships:
                                             Excess Mutual Reinsurance Co.;
                                             NAMIC Insurance Co.;
                                             Preferred Mutual Ins. Co. (c);
                                             Leatherstocking Cooperative
                                              Ins. Co;
                                             The National Bank and
                                              Trust Co. since 1977

                                            Executive Officers of NBT Bancorp Inc.
                                             Other Than Directors who are Officers
                                                                                          Number of
                                                    Present Position                      Common Shares       Percent
                                       Date of       and Principal                        Beneficially Owned  ofShares
Name                   Date of Birth   Employment   Position Last Five Years              on 12/31/94         Outstanding
- - - ----                   -------------   ----------   ------------------------              -------------       -----------
Richard I. Linhart     09/14/43        10/21/91     Vice President, Chief Financial        2,147 (1)             *
                                                      Officer & Treasurer of NBT             789 (1)(b)          *
                                                      Bancorp Inc. since October 1991     16,450 (3)             .2%
                                                    Executive Vice President, Chief
                                                      Administrative and Financial
                                                      Officer and Treasurer of the
                                                      Bank since December 1993
                                                    Executive Vice President,
                                                      Treasurer & Chief Financial
                                                      Officer of the Bank since
                                                      October 1991
                                                    Executive Vice President, Chief
                                                      Financial Officer of Bank
                                                      of Ireland First Holdings, Inc.,
                                                      Manchester, NH, 1987-1991

Frederick H. Weismann  10/11/48        04/06/92     Executive Vice President, Chief        2,000 (1)             *
                                                      Banking and Credit Officer of          354 (1)(b)          *
                                                      the Bank since December 1993        11,543 (3)             .14%
                                                    Executive Vice President and
                                                      Chief Credit Officer of the Bank
                                                      since April 1992
                                                    President and Chief Operating
                                                      Officer of HILCO, Inc., a
                                                      wholly-owned subsidiary of the
                                                      Bank of Ireland First Holdings,
                                                      Inc., Manchester, NH, 1991-1992
                                                    Executive Vice President and Head
                                                      of Credit Administration of
                                                      Dartmouth Bank, Manchester, NH,
                                                      1987-1991

Deborah H. Allen       07/14/55        03/30/86     Senior Vice President, Human           1,153 (1)             *
                                                      Resources for the Bank since         1,827 (1)(b)          *
                                                      November 1993.                      13,430 (3)             .17%
                                                    Senior Vice President, Branch
                                                      Administration for the Bank 1992.
                                                    Vice President of the Bank 1989-1992.

        All directors and executive officers as a group beneficially owned 207,630 shares as of December 31, 1994, which represented 2.6% of total shares outstanding, including shares owned by spouses and minor children, as to which beneficial ownership is disclaimed, and options exercisable within sixty days.

NOTES:
(a) The business experience of each director during the past five years was that typical to a person engaged in the principal occupation listed for each.
(b) The information under this caption regarding ownership of securities is based upon statements by the individual nominees, directors, and officers and includes shares held in the names of spouses and minor children as to which beneficial ownership is disclaimed. These indirectly held shares total in number 29,152 for the spouses and for minor children. In the case of officers and officer directors, shares of the Company's stock held in The National Bank and Trust Company Employee Stock Ownership Plan as of December 31, 1994, are included.
(c) Preferred Mutual Insurance Company, of which Paul O. Stillman is President and Chief Executive Officer and Director, and Everett
        A. Gilmour and John C. Mitchell, are Directors, owns 88,662 shares; Messrs. Stillman, Gilmour, and Mitchell disclaim any beneficial ownership of any such shares.
(1)     Sole voting and investment authority.
(2)     Shared voting and investment authority.
(3) Shares under option from NBT Bancorp Inc. Stock Option Plan which are exercisable within sixty days of December 31, 1994.
*       Less than .1%

                    Board Meetings and Committees of the Board

        During 1994, there were eight meetings of the Board of Directors. Each member, except Mr. Simon, attended at least 75% of the meetings of the Board and those committees on which he served. Mr. Simon was named to the Board of Directors in May 1994. Subsequently, his employment and residence changed and, as a result, Mr. Simon determined not to stand for election at the Meeting. The full Board performed the duties of the Executive Committee. The following committees perform a dual role for the Company and The National Bank and Trust Company.

Nominating and Organization Committee:

        Chairman:       Paul O. Stillman

        Members:        Dr. Peter B. Gregory
                        Everett A. Gilmour

        This committee, which met two times during 1994, nominates directors for election for the Company and the Bank. The committee also functions to insure a successful evolution of management at the senior level.

Compensation and Benefits Committee:

        Chairman:       Paul O. Stillman

        Members:        John C. Mitchell
                        Daryl R. Forsythe (resigned from Committee in
                         December 1994)
                        William Sluiter
                        Dr. Peter B. Gregory
                        Irwin B. Simon

        This committee has the responsibility of reviewing the salaries and other forms of compensation of the key executive personnel of the Company and the Bank. The committee met nine times in 1994. The committee administers the Company's stock option and incentive plans.

Audit, Compliance and Loan Review Committee:

        Chairman:       Daryl R. Forsythe (resigned from Committee in
                         December 1994)

        Members:        William Sluiter
                        John C. Mitchell (became Chairman of Committee on
                         January 1, 1995)
                        Richard F. Monroe

        The Audit, Compliance and Loan Review Committee represents the Board of Directors in fulfilling its statutory and fiduciary responsibilities for independent examinations of the Company including monitoring accounting and financial reporting practices and financial information distributed to stockholders and the general public. Further, the committee determines that the Company operates within prescribed procedures in accordance with adequate administrative, operating and internal accounting controls. It also makes recommendations to the Board with respect to the appointment of independent auditors for the following year. This committee met four times in 1994.

        Directors and Executive Officers must, under Section 16 (a) of the Securities Exchange Act of 1934, file certain periodic reports of changes in beneficial ownership of Company securities. The Bank endeavors to assist. Directors and Executive Officers in filing the required reports. To the Company's knowledge all filing requirements under the Securities Exchange Act were satisfied.

                           Compensation of Directors and Officers

Board of Directors Fees

        For 1994, members of the Board of Directors received a $2,000 annual retainer and $600 per Board meeting attended. Board members also received $600 for each committee meeting attended. Chairmen of the committees received $900 for each committee meeting attended. Officers of the Company, who are also Directors, do not receive any fees.

Executive Compensation

        The following table sets forth information concerning the chief executive officer of the Company and the most highly compensated executive officers, other than the chief executive officer, of the Company or the Bank who were serving as executive officers at the end of 1994 and whose total annual salary and bonus exceeded $100,000 in 1994.

                                                    SUMMARY COMPENSATION TABLE
                                                                                        Long Term Compensation
                                                                                        ----------------------
                                                       Annual Compensation              Awards         Payouts
                                          -----------------------------------------     ------         -------
                                                                                        Securities
Name and                                                            Other Annual        Underlying     LTIP        All Other
Principal Position            Year        Salary       Bonus        Compensation(3)     Options(4)     Payouts     Compensation(7)
- - - ------------------            ----        ------       -----        ---------------     ----------     -------     ---------------
Joseph J. Butare, Jr.,        1994(1)     $350,000     $ 28,825                         25,935         $-0-        $ 9,802 (6)
  President, Chairman         1993         341,450       98,089                         26,680          -0-         16,509 (6)
  of the Board, and           1992         325,862      118,717                         31,255          -0-         18,308 (6)
  Chief Executive Officer
  of the Bank and
  the Company

Richard I. Linhart,           1994        $150,000     $ 12,173                         10,290         $-0-        $ 7,500 (6)
  Executive Vice              1993         130,004       34,444                          9,812          -0-         11,868 (6)
  President, Chief            1992         122,122       39,534                            -0-          -0-            -0-
  Administrative and
  Financial Officer and
  Treasurer of the Bank
  and Vice President,
  Chief Financial Officer
  and Treasurer of the
  Company

Frederick H. Weismann,        1994        $145,000     $ 11,411                          9,870         $-0-        $ 8,253 (6)
  Executive Vice              1993         124,998       31,761                          9,481          -0-          5,172 (6)
  President, Chief            1992(2)       85,381       22,771                         11,576 (5)      -0-         20,000 (5)
  Banking and Credit
  Officer of the Bank

NOTES:
(1) Mr. Butare's employment with the Company and the Bank terminated effective December 31, 1994.
(2)     Mr. Weismann commenced employment with the Company in April 1992.
(3)     Individual amounts, and in the aggregate, are immaterial.
(4) Grant amount adjusted for the 5% stock dividends in December 1992, 1993 and 1994.
(5)     Received as inducement to join the Company.
(6)     In 1994, 1993, and 1992 the Bank contributed $420,000, $765,000, and $927,700 respectively to the Bank's Employees' Stock Ownership Plan (``ESOP''). With the 1994 contribution, the Bank as trustee of the ESOP will purchase shares of Common Stock of the Company at the fair market value on the dates of purchase and will allocate these shares to the accounts of the participants. The amount shown includes the amount allocated to the named executive. The maximum compensation eligible for the ESOP contribution is $150,000.
(7) Includes matching contributions by the Company or the Bank pursuant to the Company's and Bank's IRC Section 401(k) retirement plan.

Option Grants Information

        The following table presents information concerning grants of stock options made during 1994 to each of the executive officers named in the Summary Compensation Table above.

                                                  OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                Potential Realizable Value
                                                                                                at Assumed Annual Rates
                                                                                                of Stock Price Appreciation
                                                  Individual Grants                             for Option Term (2)
                             --------------------------------------------------------------     ---------------------------
                             # of
                             Securities     % of Total
                             Underlying     Options Granted      Exercise
                             Options        to Employees         Price        Expiration
Name                         Granted(1)     in Fiscal Year       ($/Sh)       Date                  5%                10%
- - - ----                         ----------     ----------------     --------     ----------        --------           --------
Joseph J. Butare, Jr.(3)     25,934         34.9%                $16.90       February 2004     $275,645           $698,540
Richard I. Linhart           10,290         13.9%                $16.90       February 2004     $109,365           $277,153
Frederick H. Weismann         9,870         13.3%                $16.90       February 2004     $104,902           $265,841

NOTES:
(1) Non-qualified options were granted at fair market value on the date of grant. Options become 40% vested after one year from grant date and vest 20% each year thereafter.

(2) The potential realizable value of each grant of options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term, is presented at the indicated annualized rates.
        The assumed growth rates in price in the Company's stock are not necessarily indicative of actual performance that may be expected. The amounts exclude the cost by the executive to exercise such options.

(3) Mr. Butare's employment by the Company and the Bank terminated on December 31, 1994. In accordance with the provisions of Mr. Butare's employment agreement, all unvested options became vested options. In connection with the Company's and the Bank's discharge of their severance obligations under the employment agreement with Mr. Butare, in January 1995 Mr. Butare exercised options to purchase 123,798 shares of Company stock and resold the underlying shares to the Company at $16.19 per share, the fair market value on the date of sale. Furthermore, the Company and the Bank have retained Mr. Butare as a consultant, and in connection therewith the Company has granted Mr. Butare an option, expiring January 31, 1997, to purchase 123,798 shares of the Company's common stock at $16.19 per share, the fair market value of the Company's stock on the date of grant. Finally, the option to purchase 25,935 shares of Company stock, which is shown in the table, expired due to the termination of Mr. Butare's employment; this option was replaced by a new option to purchase 25,935 shares of the Company's common stock at $16.90 per share, expiring January 31, 1997.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values

        The following table presents information concerning the exercise of stock options during 1994 by each of the executive officers named in the Summary Compensation Table above, and the value at December 31, 1994, of unexercised options that are exercisable within sixty days of December 31, 1994.

                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES
                                                              Number of Securities        Value of Unexercised
                                                              Underlying Unexercised      In-the-Money Options
                                                              Options at FY-End(2)        at FY-End(2)
                                                              ----------------------      --------------------
                          Shares Acquired     Value           Exercisable/                Exercisable/
Name                      on Exercise         Realized(1)     Unexercisable               Unexercisable
- - - ----                      ---------------     -----------     -------------               -------------
Joseph J. Butare, Jr.        -0-              $   -0-         149,733/-0-(4)              $624,021/$-0-(4)
Richard I. Linhart        2,000(3)            $12,178          16,450/14,201              $ 67,234/$43,431
Frederick H. Weismann     2,000(3)            $11,940          11,543/13,622              $ 34,043/$40,570

NOTES:
(1) Represents difference between the fair market value of the securities underlying the options and the exercise price of the options on the date of exercise.
(2) Represents difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 1994.
(3) The options were exercised and the shares now held by the executives in accordance with the Company's Executive Stock Ownership Plan. The Plan, adopted in 1994, requires Messrs. Linhart and Weismann to own outright 2,000 shares by December 31, 1994, and requires Company executives over the next five years to own shares equal to twice salary in the case of Mr. Forsythe and equal to salary in the cases of Messrs. Linhart and Weismann.
(4) Mr. Butare's employment by the Company and the Bank terminated on December 31, 1994. In January 1995 Mr. Butare exercised and sold all in-the-money options. The value received by Mr. Butare upon exercise and sale was $585,000.

Retirement Plan

        The following table presents information with respect to the pension plan of the Company and the Bank. The table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications for participants retiring on December 31, 1994.

                                                   Years of Participation
                                --------------------------------------------------------------
Final Average
Earnings                         10 Years        20 Years         30 Years        40 Years
- - - -------------                    ----------      -----------      -----------     -----------
$15,000          N               $ 2,507.00      $  5,132.00      $  7,757.00     $ 10,382.00
                 Q                 2,332.00         4,773.00         7,215.00        9,656.00
$25,000          N                 4,200.00         8,575.00        12,950.00       17,325.00
                 Q                 3,906.00         7,976.00        12,045.00       16,114.00
$40,000          N                 7,179.00        14,179.00        21,179.00       28,179.00
                 Q                 6,677.00        13,188.00        19,699.00       26,210.00
$70,000          N                13,138.00        25,388.00        37,638.00       49,888.00
                 Q                12,220.00        23,614.00        35,008.00       46,401.00
$100,000         N                19,097.00        36,597.00        54,097.00       71,597.00
                 Q                17,762.00        34,039.00        50,316.00       66,593.00
$200,000         N                29,028.00        55,278.00        81,528.00      107,778.00
                 Q                26,999.00        51,415.00        75,830.00      100,246.00
$300,000         N                29,028.00        55,278.00        81,528.00      107,778.00
                 Q                26,999.00        51,415.00        75,830.00      100,246.00
$400,000         N                29,028.00        55,278.00        81,528.00      107,778.00
                 Q                26,999.00        51,415.00        75,830.00      100,246.00
$500,000         N                29,028.00        55,278.00        81,528.00      107,778.00
                 Q                26,999.00        51,415.00        75,830.00      100,246.00

N=Normal Form of Benefit for a Single Participant-5 Years Certain and
  Continuous.
Q=Normal Form of Benefit for a Married Participant-Qualified Joint and
  Survivor (50% of benefit payable to spouse at death of Participant). Spouse's age assumed to be equal to Participant's age for above calculations.

        The Company has in effect a non-contributory pension plan for all eligible employees which is self-administered. Eligible employees are those who work in excess of 1,000 hours per year, have completed one year of service and have attained age 21. The plan is qualified under
Section 401(a) of the Internal Revenue Code. Employer contributions to the plan are computed on an actuarial basis using the projected unit credit cost method including amortization of any past service costs over a thirty-year period. Pension costs are funded as accrued. No contribution is required for the plan year ending September 30, 1994.
The plan provides for 100% vesting after seven years of qualified service. Earnable compensation for the plan is defined as fixed basic annual compensation, including bonuses, overtime and other taxable compensation, but excluding the Company's cost for any public or private employee benefit plan, including this retirement plan. Benefit computations are based on an average final compensation amount which is the average annual earnable compensation during the five consecutive year period in an employee's last ten years of qualified service which produces the highest such average.

        For each year of qualified service an employee will be entitled to a basic plan and an excess annual retirement allowance. The basic annual allowance is equal to 1.75% for service through September 30, 1989, and 1.6% for service from October 1, 1989, through December 31, 1994, and 1.25% thereafter of his Highest Consecutive 5 year Average Compensation, times his years of creditable service to a maximum of 40 years (30 years maximum service after December 31, 1994) plus an excess annual allowance of .6% of his Excess Compensation which is defined as the excess of the participant's Highest Consecutive 5 year Average Compensation above the participant's Covered Compensation determined by a table provided by the IRS. The excess benefit is limited to 35 years. The benefits listed above in the pension plan table are subject to any deduction for Social Security or other offset amounts. As of December 31, 1994, the end of the plan year, the executive officers named in the Summary Compensation Table above were credited with the following years of service for purposes of the above table: Joseph J. Butare, Jr. (5), Richard I. Linhart (4), and Frederick H. Weismann (3).


Employment Contracts and Termination of Employment

        Until December 31, 1994 the Company and the Bank had an employment agreement with Mr. Butare (herein, the ``Agreement'') which provides for his employment as Chairman, President and Chief Executive Officer of the Company and the Bank at a minimum annual salary of $350,000. It also provided that, upon termination of his active full-time employment with the Company and the Bank, he will not enter into competition with the Company and the Bank within a specified geographic area for a period of three years. The Agreement further provided that if it were terminated by the Company and the Bank for any reason other than Mr. Butare's death, disability or discharge for cause, or if the Agreement were not extended by mutual agreement, and he then resigned his positions with the Company and/or the Bank within sixty days of his notification of such action, then Mr. Butare would be entitled to receive all compensation and benefits as provided in the Agreement as if he had continued to be employed for the balance of the then existing term of the Agreement, but in any event for not less than two years; and in such event, any outstanding unvested stock options would become immediately vested. Mr. Butare's employment with the Company and the Bank terminated effective at the close of business on December 31, 1994. In connection with the discharge of severance obligations of the Company and the Bank under the Agreement with Mr. Butare upon the termination of his employment, the Company and the Bank paid Mr. Butare approximately $823,000. In connection therewith, the Company agreed to employ Mr. Butare as a consultant from time to time until December 31, 1996 at specified rates for each day for which his services as a consultant are retained and granted Mr. Butare a stock option to purchase 123,798 shares of the Company's common stock. The option price was the market price of the Company's stock on the date of grant. In addition, the Company replaced and thereby, in effect, extended until January 31, 1997 the option to purchase 25,935 shares at an exercise price of $16.90 per share, which had been issued to Mr. Butare during 1994. This option would have expired on January 31, 1995 according to its terms due to the termination of Mr. Butare's employment on December 31, 1994.

Change In Control Agreements

        The Company has entered into change-in-control agreements with Messrs. Forsythe, Linhart, and Weismann. The agreements provide in general that, in the event that the Company or the Bank is acquired by another company or any of certain other changes in control of the Company or the Bank should occur and further if within 24 months from the date of such acquisition or change in control the particular executive's employment with the Company or the Bank is terminated without cause or if the executive's base salary is reduced or his duties or responsibilities are changed (except in a promotion), the terminated executive will be entitled to receive severance pay equal to 2.99 times a base amount in the case of Mr. Forsythe and twice a base amount in the cases of Messrs. Linhart and Weismann. An executive's base amount for these purposes is his average annual compensation includible in his gross taxable income for the five years preceding the year in which the change in control occurs (or, if he has been employed by the Company for less than those five years, for the number of those years during which he has been employed by the Company, with any partial year annualized), including base salary, non-deferred amounts under annual incentive, long-term performance, and profit-sharing plans, distributions of previously deferred amounts under such plans, and ordinary income recognized with respect to stock options. Each agreement is effective until December 31, 1997, in the case of Mr. Forsythe, and December 31, 1996, in the cases of Messrs. Linhart and Weismann, and each agreement is automatically renewed for one additional year commencing at December 31, 1995 (for Mr. Forsythe) or 1994 (for Messrs. Linhart and Weismann) and each December 31 thereafter.

Supplemental Retirements Benefits

        The Company agreed in January 1995 to provide Messrs. Forsythe, Linhart, and Weismann with supplemental retirement benefits ("SERP"). The SERPs will provide that annual supplemental benefits at normal retirement will be equal to 65% of the individual's average base salary and bonuses for the five salary years immediately preceding the date of retirement, less the sum of annual amounts payable to the individual under (a) the Company's pension plan, (b) the Company's ESOP, (c) social security, and (d) the pension plan of former employers, as the case may be. Details of the plans are currently being designed and the annual costs are not expected to be material.

Daryl R. Forsythe Employment

        Mr. Forsythe was hired effective January 1, 1995 as president and chief executive officer of the Company and the Bank. Mr. Forsythe is employed at will without a written employment contract at an annual salary of $240,000. As an executive officer, Mr. Forsythe is eligible to participate in the Company's and the Bank's various employee benefit plans, including the Executive Incentive Compensation Plan, the Stock Option Plan, the retirement plan, the ESOP, the IRC Section 401(k) plan, and the various health and life insurance plans.

Compensation Committee Interlocks and Insider Participation

        Joseph J. Butare, Jr., the former Chief Executive Officer, President, and Chairman of the Board of the Company, was not a member of the Company's compensation and benefits committee during 1994. Mr. Butare served as a director on the Board of Preferred Mutual Insurance Company. Mr. Stillman, a director of the Company, who serves on the Compensation and Benefits Committee and is Chairman of that committee, is Chairman, President and Chief Executive Officer of Preferred Mutual Insurance Company.

Compensation Committee Report On Executive Compensation

        The primary responsibility of the Compensation and Benefits Committee (``Committee'') is to design, implement, and administer all facets of the compensation and benefits programs of the Company for all employees. The Committee is composed entirely of non-employee directors. The Committee approves executive compensation, approves participants who are eligible for the Executive Incentive Compensation Plan, sets the Plan targets for each year and approves payouts thereon, awards stock option grants, approves the annual contribution to the Employee Stock Ownership Plan for all employees, and determines the terms of the CEO's employment annually. All actions of the Committee are presented to the Board of Directors for approval. The Committee has been particularly active in the past several years in ensuring that executive compensation, among other things, is aligned to shareholder interests. The objective of the Company's executive compensation program is to develop and maintain executive reward programs which contribute to the enhancement of shareholder value, while attracting and retaining key executives who are critical to the long-term success of the Company. It is expected that total compensation will vary annually, based on Company and individual performance.

        The Compensation Committee hired a personnel consultant in 1994 who is independent and unassociated with the Company, the CEO, or any member of the Board or management to assist in setting the total compensation package of senior management.

        The philosophy of the Committee in approving executive compensation is based on the following:

* Set base salaries that are commensurate with the individual's responsibility, experience, and contribution to the Company.

* Ensure that salaries are competitive within the industry so as to be able to attract and retain highly qualified executives.

*       Promote a pay for performance culture.

* Design a total compensation package that includes a base salary, an annual incentive plan, and a stock option plan that encourages share ownership, all of which are linked with shareholder interests.

        The Company's executive compensation program, discussed in detail below, is made up of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. The Committee and the management of the Company believe that variable compensation should be based both on short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout level of the incentive plan.

        The Committee believes it is critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented available to lead the organization in the creation of shareholder value. To assist the Committee in carrying out its responsibilities, it engages an unaffiliated outside salary and benefits consultant to advise the Committee and ensure its practices are consistent within the industry, consistent with the goals and objectives of the Company, and fairly applied throughout the Company.

        In reviewing executive compensation, the Committee considered a variety of factors including the Company's 1992, 1993, and to the extent available, 1994 performance. Executive compensation, other than the CEO's, is reviewed in July of each year. While net income in 1993 increased 6% over 1992, the earnings in the first half of 1994 were disappointing to the Company. In response thereto, the Company took corrective action by reducing the full-time equivalent employment by 60 through staff reductions, branch closures and a selected reduction in branch hours. At the same time, scheduled merit salary increases were deferred four months for all employees except Senior and Executive Vice Presidents. For these officers, merit increases were deferred from July 1, 1994, to January 1, 1995, or a six month salary freeze. Other factors considered in executive compensation, without any specific weight given individually, were growth in Company assets from $950 million to over $1 billion, maintenance of capital ratios well in excess of regulatory guidelines, receipt of a "blue ribbon" and a "five star" rating by outside firms on the safety and soundness of the Bank, satisfactory reports from regulatory examinations, and very favorable asset quality ratios. Also considered were successful expansions into several new markets and the strong market capitalization of the Company which has increased 63% from December 1991 to December 1994. The Company also considered the Bank's risk assessment classification (based upon the Bank's level of regulatory capital) and supervisory risk factors assigned by the Office of the Comptroller of the Currency, utilized by the Federal Deposit Insurance Corporation in determining the amount of deposit insurance assessments the Bank will pay.
Finally, the Committee considered the economic condition in Upstate New York and in the individual markets served by the Bank and the impact on the earnings.

Base Salary. As noted above, the Company deferred executive base salaries reviews in 1994 due to lower earnings. Interim adjustments may be made when significant changes in responsibility occur. Although not specifically weighted, the performance of each executive, the level of responsibility, and current inflationary indices were considered. The salary of each executive officer is maintained within salary ranges (established by the salary and benefits consultant) which are based upon responsibility, experience, and individual performance. Mr. Butare's contract came up for review on December 1, 1994. After considerable discussion between the Board and Mr. Butare, Mr. Butare elected to resign to pursue other interests. In January 1995, the Company paid Mr. Butare a lump sum settlement of approximately $823,000 pursuant to the terms of his contract, the December 1994 agreement between the Company and Mr. Butare, and other negotiated terms. Mr. Forsythe was hired to replace Mr. Butare at an annual base salary of $240,000. No written employment agreement was entered into between the Company or the Bank and Mr. Forsythe.

Executive Incentive Compensation Plan. The Committee, working with an outside salary and benefits consultant designed the current incentive plan that would link the payout with shareholder interests. The Plan is reviewed annually by the Committee. Upon implementation of the Plan for 1992, the Board of Directors terminated the One-Year and Three-Year Incentive Plans and installed an annual Executive Incentive Compensation Plan (``EICP'') that is more closely linked to shareholder value. There are three components to the potential award within the
Plan: Return on Assets is a 40% component; Return on Equity is a 40% component; and the dollar increase in net income over the prior year is a 20% component. The Plan has a minimum Return on Assets achievement requirement before any payout is possible. There are participating levels within the Plan which range from the maximum payout being 50% of salary for the CEO (the highest level) to 10% of salary at the lowest level. Each level has a corporate performance component and an individual performance component. At the highest level the corporate component is 100% and the personal component is 0% whereas at the lowest participating level the corporate component is 30% and the personal component is 70%. As discussed in the Compensation Table, Mr. Butare's bonus earned in 1994 in accordance with the performance components established in the EICP based on 1994 Company performance, mathematically computed to $28,825 or 16% of the maximum potential payout and down significantly from the $98,000 earned in 1993. Depending on the achievement of personal objectives, the remaining executive officers received approximately similar percentages of their maximum payout potential.

Stock Option Plan. In order to provide long-term incentives to key employees, including executive officers, to encourage share ownership by key officers, and to retain and motivate key officers to further shareholder returns, the Company has a Stock Option Plan. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options currently held by an officer is not a factor in determining individual grants. The Company has adopted an Executive Stock Ownership Plan which has set a target of stock ownership by the CEO and the two Executive Vice Presidents. Within a five year period beginning January 1, 1995, the CEO of the Company should own shares in the Company with a market value equal to at least two times the then current salary of the CEO and the two Executive Vice Presidents hold shares with a market value equal to their base salary. In addition, the Company asked the two Executive Vice Presidents to own outright 2,000 shares by December 31, 1994, in furtherance of this program which they have complied. The value of stock options granted in 1994 range from 125% of base compensation at the CEO level down to 25% of base compensation. ``Value'' is determined by multiplying the number of options granted by the fair market value of the Company's Common Stock which underlies such options on the date of the grant. With respect to the options granted in 1994 to the CEO and to all other executive officers, the Committee in making the awards considered the various factors referred to above, especially the positive growth of the Company, its financial condition, and profitability. The Committee did not apply any specific weighing to the factors considered. The number of options which the Committee granted to the CEO and other executive officers was based upon individual performance and level of responsibility, subject to Committee-imposed restrictions. Thus, option grants in January 1994 for persons slotted in level 1 or above of the EICP (Messrs. Butare, Linhart, and Weismann) were not permitted to exceed 125% of salary for Mr. Butare and 115% of salary for Mr. Linhart and Mr. Weismann. The Committee determined that the award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests of the Company, thereby creating additional shareholder value resulting from the appreciation of the Company's stock, and to become significant owners of the Company. Options are granted at the fair market value of the Company's stock at the time of grant. Under the 1993 Plan, options vest at the rate of 40% after one year of date of grant and an additional 20% each year thereafter. Since an option only gives the officer the right to buy these option shares at a fixed price over a future period, the compensation value is derived by the incentive to increase shareholder value in the future; hence, the motivation to improve the Company's performance.

Members of the Compensation and Benefits Committee

Paul O. Stillman - Chairman
Daryl R. Forsythe (resigned December 1994)
William Sluiter
Dr. Peter B. Gregory
John C. Mitchell
Irwin B. Simon

Performance Graph

        The following graph compares the cumulative total shareholder return (i.e. price change, reinvestment of cash dividends and stock dividends received) on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market (US Companies) Index and the Index for NASDAQ Financial Stocks. The stock performance graphs assume that $100 was invested on December 31, 1989. The graph further assumes the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the relevant fiscal year. The yearly points marked on the horizontal axis correspond to December 31 of that year. Each of the referenced indices is calculated in the same manner. All are market-capitalization-weighted indices, so companies judged by the market to be more important (i.e., more valuable) count for more in all indices.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG NBT BANCORP INC.,
THE INDEX FOR NASDAQ FINANCIAL STOCKS, AND THE NASDAQ STOCK MARKET (US COMPANIES) INDEX.
                              [GRAPH APPEARS HERE]
                                                          NASDAQ                  NASDAQ
Measurement Period                                        Financial               Market Index
(Fiscal Year Covered)            NBT BANCORP INC.         Stocks Index            (US Companies)
- - - ---------------------            ----------------         ----------------        --------------
4Q89                             $100                     $100                    $100
1Q90                             $100                     $ 93                    $ 97
2Q90                             $106                     $ 91                    $103
3Q90                             $104                     $ 71                    $ 77
4Q90                             $101                     $ 77                    $ 85
1Q91                             $ 89                     $ 94                    $110
2Q91                             $ 87                     $100                    $109
3Q91                             $ 81                     $109                    $122
4Q91                             $ 85                     $119                    $136
1Q92                             $ 85                     $131                    $141
2Q92                             $ 93                     $139                    $131
3Q92                             $106                     $147                    $136
4Q92                             $111                     $170                    $159
1Q93                             $131                     $186                    $162
2Q93                             $131                     $182                    $165
3Q93                             $135                     $201                    $178
4Q93                             $145                     $197                    $181
1Q94                             $147                     $194                    $173
2Q94                             $133                     $206                    $165
3Q94                             $134                     $212                    $179
4Q94                             $156                     $198                    $177

     On March 17, 1992, the Company listed its Common Stock on the NASDAQ National Market System. Prior to this listing the Company's Common Stock was traded on the over-the-counter (``OTC'') ``pink sheets''. Since the listing, the number of market makers who are active in trading the Company's stock has increased from three to fourteen. The Company believes that by its being listed on the NASDAQ system its shareholders have a more readily accessible market to buy or sell the Company's stock. Many of the Company's peers are also listed on this exchange. The graph below represents the cumulative total returns of the Company's stock compared with the NASDAQ Stock Market (US Companies) and the Index for NASDAQ Financial Stocks since March 17, 1992, the date the Company first began trading on the NASDAQ National Market System exchange. For purposes of the graph below, the NASDAQ indices were set to $100 on March 17, 1992.

Cumulative Total Return Since NASDAQ listing 3/17/92
                              [GRAPH APPEARS HERE]
                                                          NASDAQ                  NASDAQ
Measurement Period                                        Financial               Market Index
(Fiscal Year Covered)            NBT BANCORP INC.         Stocks Index            (US Companies)
- - - ---------------------            ----------------         --------------          ----------------
1Q92                             $100                     $100                    $100
2Q92                             $120                     $108                    $ 90
3Q92                             $125                     $114                    $ 94
4Q92                             $130                     $131                    $109
1Q93                             $151                     $144                    $111
2Q93                             $152                     $141                    $113
3Q93                             $160                     $156                    $123
4Q93                             $176                     $153                    $124
1Q94                             $170                     $150                    $119
2Q94                             $162                     $160                    $114
3Q94                             $158                     $164                    $123
4Q94                             $172                     $153                    $122

Employees' Stock Ownership Plan

        The Company sponsors a non-contributory, IRS qualified Employees' Stock Ownership Plan. The plan is administered by the Bank and plan investments are primarily in the Company's Common Stock. The stock is voted by the plan's Trustees only as participants direct the Trustees to vote by properly executing a proxy. At December 31, 1994, the plan owned 547,251 shares of the Company's Common Stock, 6.8% of total shares outstanding.

        Employees eligible to participate in the plan are those who work in excess of 1,000 hours per year, have completed one year of service and have attained age 21. The plan provides for partial vesting of an employee's interest in the plan at approximately 20% per year, with 100% vesting being achieved after seven years of qualified service.

        Discretionary contributions, as determined annually by the Board of Directors, are made by the Company to a separate trust for the benefit of the participating employees. Annual contributions may not exceed amounts deductible for Federal income tax purposes. Employer contributions are allocated among all participants in proportion that each participant's compensation for the plan year bears to the total compensation of all participants for the plan year. (Compensation for the plan is defined as fixed basic annual compensation, including bonuses, overtime and other taxable compensation, but excluding the Company's cost for any public or private employee benefit plan, including the retirement, executive incentive compensation and ESOP plans.) The Board of Directors may amend the plan at any time.

        The value of a participant's account is the total of allocated employer contributions, plus the earnings on those contributions, plus or minus any gain or loss on the investment of the contributions.

        Normal retirement age under the plan is 65. The plan also provides for early retirement at age 55 and disability retirement at any age. In the event a participant dies before retiring under the plan, the value of his account in the plan will be paid to his beneficiary.

        A participant's retirement benefit under the plan is the value of his account at the date of retirement. Effective January 1, 1985, the normal form of retirement benefit for a married employee is a joint and survivor annuity; for an employee who is not married, a lump sum distribution of cash. Other available retirement options are: 1) installment payments of cash and 2) distribution of the account value in employer securities, both subject to obtaining spousal waivers.

        As a qualified plan (under current law) employer contributions and plan earnings are not currently taxed to employees; retirement benefits will be taxable to employees when received from the plan.

401(k) Plan

        The Company and the Bank have adopted an IRC Section 401(k) retirement plan. All employees of the Company and the Bank are eligible to participate in the plan. The plan provides that any employee may elect to defer up to 4% of his salary for retirement and that the Company or the Bank will provide a matching contribution of 25% (50% after December 31, 1994) of the employee's deferred amount.
In 1994, the Company or the Bank provided matching contributions to Mr. Butare of $2,302, Mr. Linhart of $-0-, and Mr. Weismann of $1,004. These payments are reflected in the Summary Compensation Table.

Stock Option Plan

        The Board of Directors adopted Stock Option Plans in 1986 and in 1993, which were subsequently approved by the Company's stockholders at the 1987 and 1993 Annual Meetings, respectively. The purposes of the plans are to encourage ownership of capital stock of the Company by officers and other key employees of the Company and its subsidiaries in order to help the Company attract and retain in its service persons of exceptional competence, to furnish added incentives for them to increase their efforts on behalf of the Company, and to gain for the Company the advantages inherent in key employees having an ownership interest in the Company. Pursuant to the approval of the 1993 Stock Option Plan, the 1986 plan was ``frozen'' and no new options or stock appreciation rights may be granted under that plan.

        Options may be issued to full-time key employees (officers, whether or not they are Directors, and Directors who are also employees, including, but not limited to, President, Chief Executive Officer, Branch Manager, Department Head or Division Manager) of the Company or any subsidiary. Any employee of the Company or any subsidiary may be determined to be a key employee and may be granted an option at the discretion of the Board of Directors.

        The Plan permits the grant of either non-qualified stock options or incentive stock options as determined by the Board of Directors. The grants, when exercised, may not exceed any limit specified by the Internal Revenue Code, Section 422A, or $100,000 annually, whichever is smaller, in the event that the optionee has incentive stock options.

        The exercise price and expiration dates with respect to each option are determined by the Compensation and Benefits Committee, but in no event may the price be less than 100% of the fair market value of the Company's Common Stock. ``Fair Market Value'' is defined as the average between the highest and lowest quoted selling prices of the Common Stock on the National Market System of NASDAQ on the date of grant with respect to incentive stock options, and on the five preceding trading days prior to the grant with respect to nonqualified options. Payment of the exercise price may be made by check or, with the consent of the Company, by delivery of shares of Common Stock of the Company, having fair market value equal to the exercise price or by the purchaser's fully-secured promissory note, bearing interest at such rate as may be determined by the Board of Directors. No option may be transferred, and each option is exercisable only by the optionee during its term in accordance with the provisions of the grant, provided he is currently employed by, or retired from, the Company or one of its subsidiaries. In the event that an optionee dies or becomes permanently disabled, an option will become exercisable in full on the date of death or determination of disability, and such option will remain exercisable by the optionee or his legal representative for six months after the date of death or disability. In the event that an optionee's employment by the Company is terminated for reasons other than retirement, disability or death, an option may be exercised within thirty days of termination of employment to the extent that it was exercisable at the date of such termination. No option granted under the Plan may extend for a period exceeding ten years from the date of the grant, and the Committee will determine the sequence in which grants may be exercised.

        The Plan is administered by the Compensation and Benefits Committee. The Board may, in its discretion, at any time, or from time to time, while the Plan is operative, make changes therein or amendments thereto without stockholder approval which, in its opinion, are not inconsistent with the purpose of the Plan, including, but not limited to, changes in the allocation of benefits which may increase the cost to the Company. The Plan contains provisions for adjustments in the event of stock splits, stock dividends and similar changes.

        As of December 31, 1994, 762,915 shares of the Company's Common Stock have been reserved for issuance under the Plan. In 1994, non-qualified options, which expire in 2004, for 72,240 shares were granted to 14 key employees, at option prices of $16.90 to $14.94. Grants to executive officers were as follows: Mr. Butare 25,935 shares; Mr. Linhart 10,290 shares; and Mr. Weismann 9,870 shares; and all executive officers (4 persons) as a group 50,295 shares. Options for 355,666 shares were outstanding at December 31, 1994 with option prices ranging from $9.46 to $16.90 per share for all officers as a group. All options were at 100% of fair market value as of date of the grant. Options and option prices have been adjusted for all stock dividends to date.

        Options outstanding as of December 31, 1994 are as follows: Mr. Butare, options of 149,733 shares, priced from $9.93 to $16.90; Mr. Linhart, options of 30,651 shares, priced at $9.46 to $16.90; and Mr. Weismann, options of 25,165 shares, priced at $9.72 to $16.90.

        Under current law, a participant who received non-qualified stock options or incentive stock options, will not realize any income, nor will the Company receive a deduction, for Federal income tax purposes, in the year of the grant. Ordinary income will be realized by the recipient of an option at the time shares are transferred, or cash paid to him, pursuant to his exercise of a non-qualified stock option. In the case of a non-qualified stock option, the amount of such income will be equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise.

Executive Incentive Compensation Plan

        The Company adopted, effective January 1, 1992, an Executive Incentive Compensation Plan (hereinafter, the ``Plan'') to promote individual motivation for the achievement of the Company's financial and operating objectives and to aid in attracting and retaining highly qualified personnel. Pursuant to the Plan, officers of the Bank are eligible to receive cash in the event certain performance criteria are satisfied. The operation of the Plan is predicated on the Bank's attaining and exceeding management performance goals. The goals consist of return on average assets, return on shareholder's equity, and profit improvement. Unless a participant elects to have all or a portion of his award deferred, distribution of awards will be made in cash during the first quarter after year-end. All distributions must be approved by the Compensation and Benefits Committee. This committee has broad discretion in determining who will be eligible to receive incentive compensation awards and has full power and authority to interpret, manage, and administer the Plan. The Plan provides that the President and Chief Executive Officer of the Company will recommend to the committee the amounts to be awarded to individual participants. The President and Chief Executive Officer may also recommend a change beyond the formula to a bonus award to a participant. The committee has the authority to amend such recommendation.

        Bonus awards are made pursuant to an established formula. An employee will be placed into a particular level, according to the participant's office and responsibility. Depending upon the particular level, the award will range from 0% to 10% of the participant's regular salary at the lowest level to 0% to 50% of the salary at the highest level. The formula provides that the financial criteria necessary for plan operation consist of return on average assets (40% component), return on equity (40% component), and profit improvement (20% component). Incentive distributions will be based upon attainment of corporate performance goals to establish the total awards. The total awards, in turn, will be determined by reference to both corporate and individual components. The corporate component will be determined by attainment of corporate goals (as established by the committee) and the individual component will be determined by attainment of individual goals (objectives mutually agreed upon between participants and the superior and approved by the Chief Executive Officer). The corporate component will range from 100% for the highest level (the President and Chief Executive Officer) to 30% for the lowest level, whereas the individual component will range from 0% for the highest level to 70% for the lowest level.

        The Plan provides that, in order that the Chief Executive Officer will own such number of shares of Company Common Stock as will equal two times his current base salary and that the executive vice presidents will own that number of shares of Company Common Stock as will equal their respective current base salary. If the officer utilizes at least 50% of his bonus awarded under the Plan in a particular year for the purchase of Company Common Stock then the Company will reimburse the taxes withheld from such portion, until that required level of ownership is reached.

        The amount of incentive compensation awards to the individuals named in the Summary Compensation Table is included in the "Bonus" column of that table. Payments of bonuses for 1994 pursuant to the Plan were made January 1995.

Personal Benefits

        During the past fiscal year, no director, officer or principal stockholder or members of their respective families received any banking services or other benefits, including use of any staff, facilities or properties of the Company, not directly related to job performance and not generally available to all employees of the Company. Health insurance and group life insurance are routinely provided all staff members.


Related Party Transactions

        The Bank has had, and expects in the future to have, transactions in the ordinary course of business with directors and officers of the Company and of the Bank on the same terms as those prevailing at the time for comparable transactions with others. The Bank has extended credit to its directors and officers and their business interests. The total of these loans was $1,615,266, $1,631,403 and $3,330,297 at
December 31, 1992, 1993, and 1994 respectively, representing 1.7%,
1.7%, and 3.4% of equity capital at those dates. The highest aggregate amounts outstanding on such loans during 1992, 1993 and 1994, were $1,692,590, $1,794,037 and $4,189,790 which represented 1.7%, 1.9% and
4.3% of equity capital at those interim dates.

        All outstanding loans made by the Bank to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, do not present more than normal risk of collectability or present other unfavorable features. Based upon the information available to it, the Bank does not consider that any of the officers or directors of the Bank or the Company had a material interest in any transactions during the last year, except as stated above, or have such an interest in any proposed transactions.

        The footnotes to the financial statements, which appear in the Company's Annual Report, include certain loan balances not set forth in the preceding paragraph. Loan balances referred to in the footnotes include loans made to companies that are only affiliated with the Bank or the Company because a director or executive officer of the Bank or the Company served as a director of such company. The aggregate amounts of these other loan balances, included in the footnotes, but not included in the amounts set forth in the preceding paragraph, were $1,660,371 at December 31, 1992, $2,467,923 at December 31, 1993 and
$1,186,343 at December 31, 1994.

                                      PROPOSAL NUMBER 2

        Proposal to Increase the Number of Authorized Shares of Common Stock and Preferred Stock

        By resolution dated February 21, 1995, the Board of Directors declared it advisable and in the best interests of the Company to amend the Company's Certificate of Incorporation (the "Certificate") to increase the number of shares of stock that the Company has the authority to issue to an aggregate of 15,000,000 shares, of which 12,500,000 shares would be common stock and 2,500,000 shares would be preferred stock, and directed that the amendment to the Certificate be submitted to a vote of the stockholders at the Meeting. If the proposal is adopted, Article Fourth of the Certificate, as amended, will be further amended to read as follows:

        "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Fifteen Million (15,000,000) shares, consisting of Twelve Million Five Hundred Thousand (12,500,000) shares of Common Stock having no par value, stated value $1.00 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having no par value, stated value $1.00 per share."

        The Certificate currently authorizes the issuance of up to 12,000,000 shares, consisting of 10,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of March 1, 1995, the Company had 8,013,488 shares of common stock and no shares of preferred stock outstanding. In addition, as of the same date approximately 903,618 shares of common stock were reserved for issuance as follows: approximately 762,915 shares for issuance under the Company's stock option plans and 140,703 shares for issuance under the employee stock purchase and dividend reinvestment plan. Moreover, the Company has reserved 100,000 shares of preferred stock for possible issuance pursuant to the Company's stockholder rights plan, adopted in November 1994. The Company has also historically declared a 5% common stock dividend each December.

        The Board of Directors believes that is in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock and preferred stock in order to have additional shares available for issuance to meet a variety of business needs as they may arise and to enhance the Company's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. Although the Board periodically considers transactions such as those listed above, it currently does not have plans to issue any significant amount of such common stock or preferred stock, except as described in the preceding paragraph. The terms of the preferred stock to be authorized, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters, will be determined by the Board of Directors without any further authorization by the stockholders.

        The authorized shares of common stock and preferred stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations. In this regard, the rules of the National Association of Securities Dealers, Inc. with respect to securities of companies approved for trading on the NASDAQ National Market System, upon which the Company's common stock trades, currently requires stockholder approval of (a) acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of common stock outstanding, (b) a stock option or purchase plan to be established pursuant to which stock may be acquired by officers or directors, and
(c) a transaction pursuant to which the issuance would result in a change of control. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company. Because the holders of the Company's common stock do not have preemptive rights, the issuance of common stock otherwise than on a pro-rata basis to all current stockholders would reduce the current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of common stock or preferred stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board does not intend or view the increase in authorized common stock or preferred stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type, and this amendment to the Certificate is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

        Adoption of the amendment to the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in person or by proxy and entitled to vote. Abstention from voting on this amendment (including broker non-vote) has the same legal effect as a vote "against" this amendment. The Board of Directors unanimously recommends a vote FOR the proposal to amend the Certificate to increase the number of shares of common stock and preferred stock that the Company is authorized to issue. Proxies will be voted FOR unless stockholders specify otherwise in their proxies.

        In connection with this proposal, the Company recommends that each stockholder consider the financial statements of the Company as set forth in the Company's 1994 Annual Report to Stockholders, a copy of which is being furnished to each stockholder together with this proxy statement.


                                      PROPOSAL NUMBER 3

              Proposal to Ratify the Board of Directors Action in Selection of
                        KPMG Peat Marwick as Auditor for the Company

        The Board of Directors upon the recommendation of the Audit, Compliance and Loan Review Committee has appointed KPMG Peat Marwick as independent public accountants of the Company to examine the financial statements for the fiscal year ending December 31, 1995. KPMG Peat Marwick has served as the Company's independent public accountants since January 1987. Ratification of such employment will require the affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and entitled to vote. The Board of Directors recommends a vote FOR Proposal Number 3. In the event the stockholders fail to ratify this employment, it will be considered as a directive to the Board of Directors to select other auditors for the current year.

        Representatives of KPMG Peat Marwick are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.


                                      PROPOSAL NUMBER 4

               Proposal to Adopt a Stockholder Resolution Regarding Executive Compensation

        Clifford C. Robitelle, P.O. Box 611, Norwich, New York 13815, owner of 2,770 shares of NBT Bancorp, Inc., Common Stock has given notice that he intends to propose a resolution as follows:

        "Resolved, that the shareholders recommend that the Board of Directors institute a salary and compensation ceiling such that the CEO of the Company shall receive:

        "1. A base salary which is less than the 50th percentile of the base salaries of CEOs from as least five (5) peer banks headquartered in Upstate New York.

        "2. An incentive compensation with a maximum payout of one-third (1/3) of his base salary and with minimum targets for Return on Assets and Return on Equity which are greater than median ratios of the five (5) peer banks.

        "3. Awards under the stock option plan which are comparable in value to grants awarded to CEOs of peer banks, but limited to the number of shares beneficially owned by the CEO.

        "Supporting statements:

        "Mr. Butare's base salary through November 30, 1994, was $350,000. In comparison to 1989, the base salary has increased by $100,000 or 40%. This increase was excessive and resulted in an exorbitant rate of pay for a CEO in the Upstate New York banking industry.

        "Mr. Butare's incentive compensation has a maximum payout of one-half (1/2) his base salary. In 1989, the incentive compensation maximum payout was approximately one-third (1/3) of the CEOs base salary. By comparison, there has been an increase from approximately $82,500 to $175,000, or 112%.

        "The explanation given in the 1994 Proxy Statement for determining Mr. Butare's salary beginning December 1, 1992, stated that the Committee considered 'the performance of the Company (12% increase in earnings over 1991)'. However, on December 1, the Company's 1992 year-end results were unknown.

        "The 1994 Proxy Statement expounds that 'it is expected that total compensation will vary annually, based on Company and individual performance . . . thus introducing substantial risk in the payout level of the incentive plan'. Mr. Butare's total compensation has not varied in direct proportion to the Company's performance. There is no substantial risk of incentive compensation when minimum performance targets for Return on Assets and Return on Equity are below the median ratios of peer banks.

        "There was strong stockholder support shown at last year's Annual Meeting for a stockholder proposal to institute a desired level of stock ownership for executive officers in order to participate in the stock option plan. If the CEO has a personal financial risk by owning a significant number of shares, there is a benefit to stockholders.

        "According to the 1994 Proxy Statement, 'to assist the Committee in carrying out its responsibilities, it engages an unaffiliated outside salary and benefits consultant'. Mr. Butare acknowledged at last year's Annual Meeting that the consultant which designed the incentive plan and established salary ranges was a long-time associate and his college classmate at Harvard University.

        "There is no shortage of qualified executives who would be willing to accept and do as good a job as Mr. Butare under the aforementioned pay ceiling.

        "If you AGREE, please mark your proxy FOR this resolution; otherwise, it is automatically voted against unless you have marked to abstained."

                              BOARD OF DIRECTORS RECOMMENDATION

        The Company disclaims any responsibility for the accuracy or content of the proposal and supporting statement, which are presented as received from the stockholder.

        The Board of Directors unanimously recommends a vote AGAINST this proposal. The Board of Directors believes that adoption of the proposal would significantly reduce the Company's ability to attract and retain talented executives who can lead the Company and direct its business efforts in an increasingly competitive environment. The Board of Directors also believes that the performance of the Company, rather than the performance of the Company's competitors, ought to be the prime determinant of the level at which the chief executive officer of the Company is compensated.

        As noted above in the Report of the Compensation and Benefits Committee, the Company in its compensation programs is committed to the fundamental principles of pay for performance, improved stockholder returns, and industry competitiveness. Details with respect to the compensation policies of the Company are contained in the Report. The Compensation and Benefits Committee has adopted a compensation philosophy that relates the level of chief executive officer compensa-tion to the Company's success in meeting annual goals, rewards individual achievement, and is competitive with other companies in the financial services industry with which the Company competes for executive talent. The Company believes that this philosophy enables it to attract and retain the most qualified individuals to lead the Company's business undertakings.

        In determining the chief executive officer's compensation, the Compensation and Benefits Committee relies on competitive data and carefully assesses the Company's overall performance and individual achievement. As discussed in the Compensation Committee Report On Executive Compensation, a key element of executive compensation structure is the philosophy of "pay for performance." This means that there is a significant upside as well as downside risk in such an individual's compensation, depending on the Company's performance, financial and otherwise.

        Accordingly, the Board of Directors believes that the criteria that are currently in place, to ensure that the compensation of the Company's chief executive officer is fair and closely linked to the Company's performance, are superior to criteria that in effect base the compensation of the chief executive officer on the performance of a group of peer banks rather than on the performance of the Company itself. It is not practical to establish an arbitrary limit on chief executive officer compensation that is based on the performance of, and other compensation criteria established by, banks other than the Company.

        Much of the proposal focuses upon Mr. Butare's compensation arrangements and the performance of the Company under Mr. Butare's leadership. Mr. Butare's employment as president and chief executive officer terminated on December 31, 1994, so the proponent's supporting statement has been rendered moot.

        The Company retained Mr. Forsythe as president and chief executive officer effective as of January 1, 1995. He serves without a contract, at will of the Board, and is being paid a 1995 salary that is less than 70 percent of Mr. Butare's 1994 salary. The Company has in place various incentive programs, in which Mr. Forsythe participates. With the hiring of Mr. Forsythe, as with the retention of previous executives, the Company's compensation philosophy with respect to its chief executive officer is to provide him with various incentive benefits which will allow him to realize additional compensation if the Company performs in accordance with the standards established by the Board.

        The Board is of the opinion that the proposal misstates certain facts and omits facts which would present a more accurate picture of the Company's compensation policies and practices.

        The chief executive officer who preceded Mr. Butare, Mr. Stone, left the Company in December 1990 at a salary of $331,000. Upon Mr. Stone's departure, Mr. Butare was hired at a salary of $301,000, or $30,000 less than that of his predecessor. Mr. Butare's 1994 salary was about 16 percent higher than his 1990 salary, an aggregate increase equivalent to three annual salary increases of 5.2 percent during Mr. Butare's four-year tenure. Thus, Mr. Butare's 1994 salary increased by 16 percent (equivalent to 5.2 percent per year) over his 1991 salary and by 6 percent (equivalent to 1.4 percent per year) over Mr. Stone's 1990 salary.

        The proponent's choice of 1989 as a measuring year is not gratuitous. The Company was a significantly different banking institution for most of 1989 than it currently is. The Company acquired four banks in late 1989; as a result of these acquisitions, other acquisitions, and internal growth, the Company in 1994 is twice as large as the Company in 1989. Still, to measure from Mr. Stone's 1989 salary of $299,017, Mr. Butare's 1994 salary increased by 17 percent (equivalent to 3.2 percent per year).

        In fixing Mr. Butare's salary, the Compensation Committee had retained an independent benefits consultant of high standing, who despite the proponent's statements to the contrary was not a college classmate of Mr. Butare's and has never had any association with Mr. Butare. The consultant extracted relevant information from a specialty database maintained by a nationally recognized research firm and reported to the committee that the annual compensation of chief executive officers for banks in the $1 billion to $2 billion assets range was as follows:

                                All Chief Executive Officers of Banks
                                in $1 Billion - $2 Billion Assets Range:

                                High                     $941,602

                                Median                   $325,862

                                Mean Average             $350,929

                                                 Bank Chief Executive Officer Salary
                                                     by Return on Average Assets
                                                $1 Billion - $2 Billion Assets Range
                           ROAA                    ROAA                     ROAA
                         .75-1.0%                1.0-1.25%                1.25-1.5%
                         --------                ---------                ---------
High                     $735,000                $513,000                 $517,000

Median                   $374,000                $306,000                 $343,000

Mean Average             $364,000                $303,000                 $372,000

        With respect to the proponent's statements on chief executive officer incentive compensation, in which he cites an increase from $82,500 in 1989 to $175,000 for an unspecified year the Company assumes to be 1994, it is important to note that the comparison drawn by the proponent relates to the theoretical maximum payout to the chief executive officer, if the highest targets under the applicable plan were reached -- not what was actually earned and paid under the results of the particular year. It is true that between 1989 and 1994 the Company raised the theoretical maximum payout under the incentive compensation program to 50 percent of salary, in order to foster a "pay for performance" culture. It is also important to observe the actual amounts paid out in incentive compensation.

        During his tenure, Mr. Butare's incentive compensation varied based on the Company's performance: his bonus was $118,700 in 1992, $98,000 in 1993, and $28,825 in 1994. By way of comparison, in 1989
Mr. Stone received $55,000 for deferred compensation, other compensation, and employee benefit plans, a level that reflected the depressive effect on 1989 earnings of the major acquisitions made in late 1989. Still, actual incentive compensation for the chief executive officer in 1994 was 48 percent lower than in 1989 and in fact clearly reflected the 1994 earnings decline, as it had been designed to do. Had the Company's earnings in 1994 been much higher, the incentive compensation to the chief executive officer would have risen commensurately.

        Accordingly, a vote AGAINST this proposal is recommended. Proxies will be so voted unless stockholders specify otherwise in their proxies. A majority of shares represented at the Meeting in person or by proxy and entitled to vote is required for adoption of the proposal.

Stockholder Proposals

        We anticipate mailing the proxy materials for the 1996 Annual Meeting on or about March 15, 1996. If any security holder wishes a proposal to be considered for inclusion in the 1996 Proxy Statement, this material must be received by the Chief Executive Officer no later than November 10, 1995.

Other Matters

        Management does not know of any other matters which may come before the Meeting. However, if any matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with the recommendations of the Board of Directors. It is important that proxies be returned promptly. Therefore, the stockholders who do not expect to attend in person are urged to mark, date, sign and return the enclosed proxy in the accompanying postage paid envelope.

                                By Order of the Board of Directors


                                Daryl R. Forsythe
                                President and Chief Executive Officer


                                Richard I. Linhart
                                Vice President, Chief Financial Officer
                                and Treasurer

Dated: March 15, 1995

             [APPENDIX]
             [FORM OF PROXY]

             PROXY FOR 1995 ANNUAL MEETING OF NBT BANCORP INC.

             This Proxy is Solicited by the Board of Directors

KNOWN ALL MEN BY THESE PRESENTS that I (we), the undersigned Stockholder(s) of NBT Bancorp Inc. (the "Company"), do hereby nominate, constitute and appoint William H. Dudley and Josephine F. Johnson or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books March 3, 1995, at the Annual Meeting of its Stockholders to be held at Norwich Senior High School, Midland Drive, Norwich, New York 13815 on April 22, 1995, at 11:00 a.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted as directed below.
In the absence of any direction, the shares represented hereby shall be voted to fix the number of Directors at six, for the election of the nominees listed, for the increase in the number of authorized shares of common stock and preferred stock, for ratification of the independent public accountants, and against the shareholder proposal regarding executive compensation.

Comments/Address Changes:___________________________________________
____________________________________________________________________
____________________________________________________________________
____________________________________________________________________

[continued and to be signed and dated on reverse side]

Please mark your
[   X   ] votes as in this
          example.

                                      FOR                 WITHHOLD
                                 ALL DIRECTORS       FROM ALL DIRECTORS
1)  Election of Directors.
    Fix the number of
    Directors at six and the       [       ]             [       ]
    election of the nominees
    listed below:

For terms expiring in 1998:      For terms expiring in 1997:      The Board of Directors recommends a
    Daryl R. Forsythe                Andrew S. Kowalczyk, Jr.     vote FOR the Nominees.
    Everett A. Gilmour               John C. Mitchell             If you do not wish your shares voted
                                                                  "FOR" a particular nominee, draw a
                                                                  line through that person's name at
                                                                  left.
2)  Approval to increase the number of authorized             FOR       WITHHOLD     ABSTAIN
    shares of common stock to 12,500,000 and autho-
    rized shares of preferred stock to 2,500,000.           [      ]    [      ]     [      ]
The Board of Directors recommends a vote FOR the
increase of authorized shares.

3)  Approval of the appointment of KPMG Peat
    Marwick as Auditor of the Company for 1995.
The Board of Directors recommends a vote for                [      ]    [      ]     [      ]
APPROVAL.

4)  Shareholder proposal to institute a salary and
compensation ceiling for the CEO of the Company.
The Board of Directors recommends a vote AGAINST.           [      ]    [      ]     [      ]


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournment or postponed thereof.


SIGNATURE(S) _____________________________  DATE ____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Mark box at right if comments or
address change have been noted on the        [       ]
reverse side of this card.